As filed with the Securities and Exchange Commission on June 10, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0526032 (I.R.S. Employer Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)
GULFMARK OFFSHORE, INC.
DEFERRED COMPENSATION PLAN
(Full title of the plan)
Richard M. Safier
Vice President — General Counsel
GulfMark Offshore, Inc.
10111 Richmond Avenue, Ste 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)
Copies to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered	share	price	registration fee
Deferred Compensation Obligations	$10,000,000(1)	100%	$10,000,000	$1,161.00

(1)	The Deferred Compensation Obligations being registered represent general unsecured obligations of GulfMark Offshore, Inc. to pay deferred compensation in the future in accordance with the terms of the GulfMark Offshore, Inc. Deferred Compensation Plan (as amended, the “Deferred Compensation Plan”).

EXPLANATORY NOTE
     GulfMark Offshore, Inc. is including the Deferred Compensation Obligations (as defined below) in this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities”, or be subject to registration, under the Securities Act. The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate herein by reference the following documents filed with the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, as amended, or Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable SEC rules and regulations):
(a)	Description of our Class A Common Stock, par value $0.01 per share, contained in Exhibit 4.1 to our Current Report on Form 8-K, filed on February 24, 2010;

(b)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 24, 2011;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on April 28, 2011;

(d)	Our Current Reports on Form 8-K, filed on March 1, 2011, March 17, 2011, March 21, 2011, March 29, 2011, April 26, 2011, April 27, 2011, and June 9, 2011; and

(e)	All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.
     The information incorporated by reference is considered to be part of this registration statement and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.
     This Registration Statement covers the registration of $10,000,000 Deferred Compensation Obligations (as defined below) to be offered under the GulfMark Offshore, Inc. Deferred Compensation Plan (as amended, the “Deferred Compensation Plan”) to a select group of our management and highly compensated employees, as determined by a committee of one or more members of the Board of Directors (the “Deferred Compensation Committee”), and our non-employee directors. The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act.
     The following is a brief description of the material features of the Deferred Compensation Plan. Such description is qualified in its entirety by reference to the full text of the Deferred Compensation Plan, which is incorporated by reference into this registration statement.
     Participants may participate in the Deferred Compensation Plan by making an annual election to make deferrals, which for an employee is a deferral of 1% to 50% of his or her base salary for the plan year and/or 1% to 100% of his or her bonus earned during the plan year, and for non-employee directors is a deferral from 5% to 100% of his or her director’s fees for the plan year.
     The Company will make a matching deferral on the participant’s behalf in an amount equal to the participant’s deferred amount up to 7 1/2% of the participant’s base salary and bonus (or director’s fees in the case of a non-employee director participant), which will be credited to the participant’s account in one or more installments, as determined by the Deferred Compensation Committee. The Company may also credit a participant’s account with discretionary deferrals in such amount, if any, as the Deferred Compensation Committee determines in its sole discretion. The Company’s matching deferrals vest over a five-year period, 20% each year. A participant will become 100% vested in the amount the Company matched upon (1) attainment of age 55 plus two years of service or attainment of age 65, (2) disability, or (3) death. If a change in control event occurs, a participant who has not incurred a separation from service prior to the date of the change in control will become 100% vested in the amount the Company matched.
     The Company’s obligations to pay participants under the Deferred Compensation Plan, upon their separation from service, a specified date, disability, death or the occurrence of a change in control event, such base salary, bonus, director’s fees, and Company matching, the receipt of which the participants have elected to defer under the Deferred Compensation Plan, are referred to as the “Deferred Compensation Obligations”.
     The participants’ accounts are deemed to be credited with earnings and losses in accordance with such accounts’ deemed investments. Until the Deferred Compensation Committee prospectively establishes different procedures, 100% of our matching deferrals are deemed to be invested in shares of Company Class A common stock (the “Common Stock”) and the participants’ deferrals for the first 7 1/2% of salary and bonus (or non-employee director’s fees) will also be deemed invested in shares of Common Stock. In accordance with procedures established by the Deferred Compensation Committee, for the portion of the participant’s deferred amount that is in excess of 7 1/2% of salary and bonus (or non-employee director’s fees) for the plan year, a participant may direct that his or her account be deemed to be investing in Common Stock or in an account bearing a fixed rate of interest, or a combination of both. If a participant makes no investment selections, his or her entire deferred amount is deemed to be invested in Common Stock. Until such time as the Deferred Compensation Committee may specify a different rate of interest, the fixed interest rate used to determine the rate of return for the portion of a participant’s account invested in the fixed rate investment option is the United States Prime Rate as listed in the Eastern print edition of The Wall Street Journal as of the date of crediting the deemed earnings under the Deferred Compensation Plan, plus two percentage points.

     The Company has established a “rabbi” trust to fund the Common Stock portion of the benefits under the Deferred Compensation Plan. The funds provided to the trust are invested by an independent trustee in Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all our general creditors in the event of our bankruptcy or insolvency.
     The Deferred Compensation Plan is an unfunded nonqualified deferred compensation plan for Federal income tax purposes. Participants are not subject to federal income tax on the amounts they elect to defer under the Deferred Compensation Plan, and such amounts reduce the current cash compensation that the participants would otherwise be paid by the Company and be taxed on currently. Participants are also not subject to federal income tax on matching deferrals or any discretionary deferrals credited to the participants’ accounts under the Deferred Compensation Plan by the Company, nor are participants subject to federal income tax on deemed interest credited to their accounts for any portion of such accounts deemed invested in the Deferred Compensation Plan’s “fixed interest” deemed investment option or on increases in the value of Common Stock for any portion of such accounts deemed invested in Common Stock. The amount of cash or the value of Common Stock actually distributed to participants from the Deferred Compensation Plan, whether attributable to the participant’s deferrals or the Company, and whether representing the original deferral amount or fixed interest on or appreciation for the original deferred amount, is ordinary gross income to the participant received for the performance of services as an employee or as a non-employee director.
     The Deferred Compensation Committee supervises the administration and enforcement of the Deferred Compensation Plan and make all other policy decisions relating to the operation of the Deferred Compensation Plan.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Our certificate of incorporation contains provisions eliminating the personal liability of our directors to the Company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as it exists on the date of our certificate of incorporation or as it may be amended. The General Corporation Law of the State of Delaware prohibits such elimination of personal liability of a director for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.
     These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the General Corporation Law of the State of Delaware and not for violations of other laws such as the U.S. Federal securities laws and U.S. Federal and state environmental laws. As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.
     In addition, our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to, and hold harmless, each of our directors and officers (each, an “indemnitee”), to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in our certificate of incorporation and bylaws, we will be required under our certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our Board of Directors.
     We entered into indemnification agreements with each of our directors and certain of our officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements, we will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in our right against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. We will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with us, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in our right to procure a judgment in our favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in our right will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to us or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by us if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses. The indemnification agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the indemnification agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses. The Contractual Indemnitee will further be required to return any such advance to us which remains unspent at the conclusion of the action or proceeding to which the advance related.
     In addition, the indemnification agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect during the entire period for which we are obligated to indemnify a Contractual Indemnitee under his or her indemnification agreement, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each indemnification agreement.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
No.	Description

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 24, 2010).

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.3	Description of GulfMark Offshore, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on February 24, 2010).

4.4	Form of U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.5	Form of Non-U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on February 24, 2010).

4.6	GulfMark Offshore, Inc. Deferred Compensation Plan (incorporated by reference to Appendix C of our Proxy Statement on Form DEF 14A, filed on April 29, 2011).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith
Item 9. Undertakings.
(a)	The registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, GulfMark Offshore, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 9, 2011.

GULFMARK OFFSHORE, INC.
By:	/s/ Quintin V. Kneen
Quintin V. Kneen
Executive Vice President (Principal Financial Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Streeter and Quintin V. Kneen, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Bruce A. Streeter Bruce A. Streeter	Chief Executive Officer, President and Director (Principal Executive Officer)	June 10, 2011

/s/ Quintin V. Kneen Quintin V. Kneen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 9, 2011

/s/ Samuel R. Rubio Samuel R. Rubio	Vice President, Controller, Chief Accounting Officer, and Assistant Secretary (Principal Accounting Officer)	June 9, 2011

/s/ David J. Butters David J. Butters	Director	June 9, 2011

/s/ Peter I. Bijur Peter I. Bijur	Director	June 9, 2011

/s/ Brian R. Ford	Director	June 10, 2011
Brian R. Ford

/s/ Louis S. Gimbel 3rd Louis S. Gimbel 3rd	Director	June 8, 2011

/s/ Sheldon S. Gordon Sheldon S. Gordon	Director	June 8, 2011

/s/ Robert B. Millard Robert B. Millard	Director	June 9, 2011

/s/ Rex C. Ross Rex C. Ross	Director	June 9, 2011

INDEX OF EXHIBITS

Exhibit
No.	Description

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 24, 2010).

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.3	Description of GulfMark Offshore, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on February 24, 2010).

4.4	Form of U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on February 24, 2010).

4.5	Form of Non-U.S. Citizen Stock Certificates for GulfMark Offshore, Inc. Class A Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on February 24, 2010).

4.6	GulfMark Offshore, Inc. Deferred Compensation Plan (incorporated by reference to Appendix C of our Proxy Statement on Form DEF 14A, filed on April 29, 2011).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith